UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/06/2005

Time Warner Telecom Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30218

DE	841500624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of principal executive offices, including zip code)

303-566-1284
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 2, 2005 the Company's wholly-owned subsidiary, Time Warner Telecom Holdings Inc. ("Holdings") borrowed $200 million under its Term Loan B Facility to fund future capital expenditures. Significant terms and components of the loan are detailed below:

1) The $200 million Term Loan B ("the Term Loan") is a secured obligation of Holdings, on a first lien basis. The Term Loan is guaranteed by the Company and its and Holdings' subsidiaries. Interest is computed based on a specified Eurodollar rate plus 2.25% to 2.50% and will be reset periodically and payable at least quarterly.

2) The Term Loan is repayable to the extent of 1/4 of 1% at the end of each quarter beginning March 31, 2006 and the balance is payable on November 30, 2010; however, the final payment date will be extended to November 30, 2012 if, on or before November 30, 2010, the Company has refinanced its 10 1/8% Senior Notes due 2011 and Holdings has refinanced its Second Lien Notes due 2011 to a maturity date no earlier than November 30, 2012.

Item 8.01.    Other Events

On December 5, 2005, Time Warner Telecom Inc. used approximately $210.8 million of cash on hand to redeem the remaining $200 million of its 9 3/4% Senior Notes due July 15, 2008 at a redemption price of 101.625% plus accrued interest.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Time Warner Telecom Inc.

Date: December 06, 2005	By:	/s/ Tina Davis
Tina Davis
Vice President and Deputy General Counsel